Exhibit 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Juan José Román-Jiménez	Kathy Waller
EVP and Chief Financial Officer	AllWays Communicate, LLC
(787) 749-4949	(312) 543-6708

Triple-S Management Provides Update on Hurricane Maria Impacts,
Announces Disaster Relief Efforts

SAN JUAN, Puerto Rico, September 28, 2017 – Triple-S Management Corporation (NYSE: GTS), a leading managed care company in Puerto Rico, today announced that it has resumed operations of its businesses with a reduced schedule and workforce that is focused on providing core services to its providers and members while allowing its employees to focus on  the safety and wellbeing of their families days after Hurricane Maria made landfall in Puerto Rico.

Roberto Garcia-Rodriguez, President and CEO of Triple-S Management, commented, “Hurricane Maria has been the fiercest storm to strike Puerto Rico in almost 90 years. It has resulted in widespread damage to Puerto Rico’s power grid, telecommunications infrastructure and personal property. Fortunately, Triple-S’ facilities and infrastructure experienced only minor damage. We are working closely with our providers and business partners to ensure our members have ready access to health services and our clients are promptly paid for their property insurance claims.  We are also prioritizing the safety and welfare of our employees who were affected by this storm.”

Operations

Triple-S is expediting access to pharmacy services and medical specialists, and is working closely with hospitals and medical groups to process patient claims as swiftly as possible.  This is aimed to alleviate cash flow concerns and ensure that all our customers receive the health services that they need. The company is also coordinating with local and federal authorities to address the urgent needs of the most vulnerable patients, such as those requiring treatment for ESRD and other serious chronic conditions.

Triple-S Propiedad, Inc., our property and casualty business, has been in operation since Monday. “We are still very early in assessing the damage island-wide, but we are prepared and adequately capitalized to meet claims tied to Hurricane Maria. Our P&C team is processing claims as quickly and proactively as possible to expedite the flow of funds to our policyholders”, continued Mr. Garcia-Rodriguez.

Employees and Community

Triple-S is assessing the needs of its employees to provide assistance to those who suffered losses due to Hurricane Maria. Triple-S remains committed with the community during this hardship and has joined, as a founding member, “United for Puerto Rico”, a public-private coalition created to raise funds to aid the victims of Hurricane Maria and Hurricane Irma, which affected the island less than two weeks prior to Hurricane María. For information on donations to the relief efforts, visit http://unidosporpuertorico.com.

“Our thoughts and prayers are with Puerto Rico and all those affected by Hurricane Maria as we continue to focus on the needs of our employees, providers, members and clients. I am confident that the resolve and resilience of our people will allow us to rebound from this devastating natural disaster,” concluded Mr. García-Rodríguez

About Triple-S Management Corporation

Triple-S Management is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico. Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial, Medicare Advantage, and Medicaid markets under the Blue Cross Blue Shield marks.  It also provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico. For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.

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